EXHIBIT (a)(1)(iv)

OFFER BY

HERZFELD CREDIT INCOME FUND, INC.

TO PURCHASE FOR CASH UP

TO 5% OF ITS SHARES FOR 97.5%

OF NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2026

(“TERMINATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER

TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

September 17, 2026

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated September 17, 2026, of Herzfeld Credit Income Fund, Inc. (the “Fund”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Fund is offering to purchase up to 5% of its outstanding Common Stock (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)

The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 97.5% of the most recently determined NAV per Share as of the Termination Date. The current NAV of the Fund is calculated no less frequently than monthly and may be obtained by calling EQ Fund Solutions, LLC, the Fund’s Information Agent, toll free at: (888) 628-1041.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)

Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered (and not withdrawn) on or prior to the Termination Date, provided that the total number of Shares tendered does not exceed 5% of the Fund’s outstanding Shares. In the event that more than 5% of the Fund’s outstanding Shares are tendered, the Fund will purchase 5% of the Fund’s outstanding Shares on a pro rata basis.

(4)

Tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer, except in the instances described in Section 4, “Payment for Shares,” of the Offer to Purchase.

(5)	Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully, consult the shareholder’s own investment and tax advisers, and make an independent decision whether to tender any Shares and, if so, how many Shares to tender.

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INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated September 17, 2026, and the Letter of Transmittal, relating to the Fund’s purchase of up to 5% of its outstanding Shares at 97.5% of the NAV.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐ All Shares held for the undersigned;

or

☐ Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated: , 2026

Name(s):
(please print)
Address:
City	State	Zip Code

Area Code and Telephone Number:

Employer Identification or Social Security Number:

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